Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of May 11, 2012, by and between Tucana Lithium Corp., a Nevada Corporation (the “Purchaser” or the “Company” or “TUCA”), and Alain Champagne and parties ( the “Seller”).

WHEREAS, the Purchaser desires to purchase 100% interest in two mining property known as  The Lac Kame and EM-1Properties (Hereinafter referred to as “The Property” or “Purchased Assets”) according to the attached Executive Summary in Schedule 1.1.  The Property is located in the James Bay, Quebec, Canada region, and more precisely in the Nemaska area.  It is covered by NTS sheet 32O13.  It is made up of a total of 37 claims or 1,961 hectares (39.2 km2)

WHEREAS, the Seller desires to sell to the Purchaser 100% of the Lac Kame and EM-1 Properties on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

1.1           Sale and Transfer of Assets.  On and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase and acquire from Seller, free and clear of any encumbrances, all of Seller’s right, title, and interest in and to the assets of Seller as set forth on Schedule 1.1 attached hereto (“Purchased Assets”) at the Closing in consideration for the payment by Purchaser of the Purchase Price as specified below in Section 1.3.

1.2           No Assumption of Liabilities.  The Purchaser shall in no event assume or be responsible for any liabilities, liens, security interests, claims, obligations or encumbrances of Seller, contingent or otherwise, unless expressly stated herein.

1.3            Consideration.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, transfer and delivery of the Purchased Assets, Purchaser will issue 2,000,000 shares of TUCA common stock $0.001 par value per share to the shareholders of the Seller as set forth below, and will pay the sum of $3,000 (the “Purchase Price”).

•	The 2,000,000 common shares of TUCA will distributed as follows:

Alain Champagne:	700,000 shares;

Nicole Arpin:	700,000 shares;

Michael Amoroso:	600,000 shares.

Tucana Lithium Corp.	Alain Champagne

b.	The initial cash payment of $3,000 will be paid as follows: On execution of this agreement.

c.	After spending a total amount of $1,000,000 cumulative on the Properties, a payment of $50,000 and an additional 1,000,000 shares of TUCA shall be delivered to the Seller.

d.	After spending a total amount of $2,500,000 cumulative on the Properties, a payment of $100,000 and an additional 1,000,000 shares of TUCA shall be delivered to the Seller.

e.	After spending a total amount of $5,000,000 cumulative on the Properties, a payment of $150,000 and an additional 1,000,000 shares of TUCA shall be delivered to the Seller.

1.4           Royalty.   In the event the Property becomes a commercial producing property of any mineral deposit, TUCA agrees to pay the Seller a 3% net smelter return.

a.	Payment of Royalty hereunder shall be due and payable within thirty (30) business days after the sale proceeds are received from any purchaser mined from the Property.

b.
All payments required hereunder may be mailed or delivered to any single depository as the Holder may instruct.  If the Owner makes a payment or payments on account of the Royalty in accordance with the provisions of this instrument, it will have no further responsibility for distribution of the Royalty.  All charges of the agent, trustee or depository will be borne solely by the parties receiving payments of Royalty.  The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

c.
Records, Inspection and Audit: Within ninety (90) days following the end of each calendar year, commencing with the year in which the Property is brought into commercial production (not inclusive of any bulk sampling programs), the Owner shall deliver to the Holder a statement of the Royalty paid for said calendar year.  The Holder shall have the right within a period of three (3) months from receipt of such statements to inspect the Owner’s books and records relating thereto and to conduct an independent audit of such books and records at its own cost and expense.

d.
Objections:  If the Holder does not request an inspection of Owner’s books and records during the three-month period referred to in the preceding paragraph, all payments of Royalty for the annual period will be considered final and in full satisfaction of all obligations of the Owner with respect thereto.  If the Holder disputes any calculation of Royalty, the Holder shall deliver to the Owner a written notice (the "Objection Notice") describing and setting forth a specific objection within sixty (60) days after receipt by the Holder of the final statement.  If such audit determines that there has been a deficiency or an excess in the payment made to the Holder, such deficiency or excess will be resolved by adjusting the next payment due hereunder.  The Holder will pay all the costs and expenses of such audit unless a deficiency of five (5%) percent or more of the amount due is determined to exist.  The Owner will pay the costs and expenses of such audit if a deficiency of five (5%) percent or more of the amount due is determined to exist.  All books and records used and kept by the Owner to calculate the Royalty due hereunder will be kept in accordance with generally accepted accounting principles.

e.
Evidence of Maintenance of the Claims:  Owner shall deliver to the Holder, not later than the date two weeks prior to the date for the payment of annual claim maintenance fees, evidence that the fee has been paid on a timely basis.

f.
Inurement:  The Royalty reserved herein shall run with the land and be binding on all subsequent owners of the Property, including any amendments, relocations, patents of the same or additional or alternative rights to mine as may be conferred by any changes in the mineral laws of the Province of Quebec.

g.
Assignments by Holder:  Holder may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to its Royalty reserved hereunder; provided, however, that Owner shall be under no obligation to make its payments hereunder to such assignee, transferee, pledge or other third party until Owner’s receipt of Notice concerning the assignment or transfer.

1.5            Entity Formation.  TUCA shall hold the Property under its wholly owned subsidiary Tucana Exploration.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements contained in this Article II are correct and complete as of the date hereof:

2.1.           Authority: Enforceablity.  Seller is a group of individuals who own the Property and have the authority to enter into this Agreement.  This Agreement and any other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by Seller and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; and Seller has full power and authority necessary to enter into this Agreement, and such other agreements delivered together with this Agreement or in connection herewith and to perform its obligations hereunder and under all other agreements entered into by Seller relating hereto.

2.2.           Approvals; Consents.  Seller has, and on the Closing Date will have, the right, power and authority to enter into this Agreement and to sell, transfer and deliver the Purchased Assets and to perform all undertakings and obligations hereunder.  No approval, authorization, consent, order or other action of, or filing with, any third party, including without limitation, any public, governmental, administrative or regulatory authority, agency or body (collectively, “consents”), is required in connection with the execution, delivery and/or performance of this Agreement by Seller or the consummation of the transactions contemplated hereby.

2.3.           Liens.  Seller has good and marketable title to the Purchased Assets and has full power and authority to sell, assign and transfer to the Purchaser all of the Purchased Assets free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, or restrictions.  All of the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted.

2.4.           Applicable Laws.  Seller has complied with all applicable laws, rules and regulations of the City, County, State and federal government as required except for which non-compliance would not have a material adverse effect on the business, operations or financial condition of the Seller.

2.5.           Material Information.  No material fact regarding the Purchased Assets has been omitted which would reasonably affect a prudent investor’s decision to purchase the Purchased Assets being sold to Purchaser herein; and the information furnished by or on behalf of Seller in connection with its sale of the Purchased Assets and the transactions contemplated hereby do not contain any untrue statement of a material fact, or omit to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

2.6.           Legal Proceedings.  To the best knowledge of the Seller, there is no (a) legal proceeding pending or threatened, against, involving or affecting the Seller and/or any of its respective assets or rights, including the Purchased Assets; (b) judgment, decree, injunction, rule, or order of any governmental entity applicable to the Seller that has had or is reasonably likely to have, either individually or in the aggregate, a material adverse effect; (c) legal proceeding pending or threatened, against the Seller that seeks to restrain, enjoin or delay the consummation of this Agreement or any of the other transactions contemplated by this Agreement or that seeks damages in connection therewith; or (d) injunction, of any type.

ARTICLE III
PURCHASER'S REPRESENTATIONS

Purchaser hereby represents and warrants to Seller that the statements contained in this Article III are correct and complete as of the date hereof:

3.1.           Due Incorporation.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted.  Purchaser is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a material adverse effect on the business, operations or financial condition of Purchaser or its subsidiaries.

3.2.           Authority; Enforceability.  This Agreement and any other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by Purchaser and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; and Purchaser has full corporate power and authority necessary to enter into this Agreement and such other agreements delivered together with this Agreement or in connection herewith and to perform its obligations hereunder and under all other agreements entered into by Purchaser relating hereto.

3.3.           Valid Issuance.  The Common Stock, when issued pursuant to this Agreement, will be duly and validly authorized and issued, fully paid and non-assessable. The issuance of the Securities to Shareholders is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption provided by Section 4(2) and Rule 506 promulgated thereunder. The Common Stock shall bear the following or similar legend:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

ARTICLE IV
THE CLOSING

4.1.          The Closing.  The closing (“Closing”) of the transactions contemplated by this Agreement shall take place once the claims are registered under the name of Tucana Exploration Inc. (“the Closing Date”).

4.2           Seller's Obligations at Closing.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

4.2.1. Instruments transferring to Purchaser all right, title and interest in and to Purchased Assets, or such other forms as Purchaser may reasonably request.

4.2.2.           Such other items as may be reasonably necessary for the Closing to occur.

4.3.           Cooperation by Seller.  Seller, at any time before or after the Closing Date, will execute, acknowledge, and deliver any further assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Purchaser, and will take any other Seller consistent with the terms of this Agreement that may reasonably be requested by Purchaser for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser, or reducing to possession, any or all property to be conveyed and transferred by this Agreement.

4.4.           Purchaser's Obligations at Closing.  Purchaser will deliver the required consideration; and such other items as may be reasonably necessary for the Closing to occur.

4.4.1.           share certificates registered in the name of the shareholders of the Sellers as set forth in 1.3 Consideration.

ARTICLE V
GENERAL

5.1.           Indemnities.

(a) Seller shall indemnify, defend and hold Purchaser, each of the officers, agents and directors and current shareholders of Purchaser as of the Closing Date, harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, reasonable attorneys' fees (collectively, “Losses”), that it shall incur or suffer, which directly or indirectly arise out of, result from, or relate to any breach, or failure to perform, any of Seller's representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement.  The indemnification described herein shall also apply in the event of an assertion against Purchaser, or the Purchased Assets, by any person, entity, government or subdivision thereof, of any claim, demand, penalty, fine, or tax accruing prior to the Closing.    The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

(b) Upon Notice to Seller specifying in reasonable detail the basis therefore.  Purchaser may set off any amount to which it may be entitled under this Article V against amounts otherwise payable under this Agreement.  Neither the exercise nor the failure to exercise such right of setoff shall limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

5.2.           Confidentiality.  Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except:  (i)  to the extent such data is a matter of public knowledge or is required by law to be published; and (ii)  to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

5.3.           Transition.  Seller shall cooperate and shall use best efforts to assist Purchaser in the smooth transition of the ownership of the Purchased Assets and in the preservation for Purchaser of the goodwill of Seller’s advertisers, customers, suppliers, and others having business relations with Sellers and related to the Purchased Assets.

5.4.           Effect of Heading.  The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

5.5.           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Fax or PDF copies of signatures shall be treated as originals for all purposes.

5.6.           Schedules.  All schedules referred to herein shall be deemed incorporated by reference in their entirety as though fully set forth at the places to which they are referred.  Unless otherwise stated, all references to schedules are references to schedules to this Agreement.

5.7.           Gender.  Wherever appropriate in this Agreement, plural shall be deemed also to refer to the singular, the neuter shall be deemed to refer to the masculine, and vice versa.

5.8.           Parties in Interest.  Nothing in this Agreement whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third person any right of subrogation or Seller over or against any party to this Agreement.

5.9.           Assignment.  This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns; provided, however, no party may assign any or all of its rights under this Agreement without the prior written consent of the others.

5.10.         Survival. All representations, warrants and covenants contained in this Agreement shall survive the Closing and remain in full force and effect until the third anniversary of the Closing Date.

5.11.         Governing Law; Waiver of Jury Trial.  All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the Province of Quebec without giving effect to any choice or conflict of law provision or rule (whether in the Province of Quebec or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Province of Quebec.  In furtherance of the foregoing, the internal law of the Province of Quebec will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY SELLER, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO

5.12.        Submission to Jurisdiction.  Any legal action or proceeding with respect to this Agreement must be brought in the courts of the Province of Quebec or the appropriate federal court located in the Province of Quebec and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect to their property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereby irrevocably waive, in connection with any such Seller or proceeding, any objection, including, without limitation, any objection to the venue or based on the grounds of forum non-convenience, which it may now or hereafter have to the bringing of any such Seller or proceeding in such respective jurisdictions.

5.13.        Injunctive Relief.  The Parties agree that a breach of this Agreement may cause Purchaser irreparable harm for which monetary damages are not adequate.  In addition to all other available legal remedies, Purchaser shall have the right to injunctive relief to enforce this Agreement.

5.14.        Severability.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.15.        Expenses.  Each of Seller and Purchaser will bear its own costs and expenses (including, without limitation, finder’s fees and expenses of attorneys, accountants, investment bankers and other advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

5.16.         Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by facsimile addressed as follows:

If to Seller:  303-4584 St.-Denis, street, Montreal, QC, Canada, H2J2L3
FAX: 514-221-4285
If to Purchaser:    3651 Lindell Rd. Suite D155, Las Vegas, NV, 89103
FAX: 416-855-2124

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of  the date so delivered, mailed or faxed.

5.17.        Entire Agreement; Modification; Waiver.  This Agreement and the exhibits attached hereto constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have signed this Agreement by their duly authorized officers the day and year first above written.

Tucana Lithium Corp.		Alain Champagne

By:	/s/Jordan Starkman	By:	/s/Alain Champagne
Name:	Jordan Starkman	Name:	Alain Champagne
Title:	Chief Executive Officer	Title:	Representative of the Seller